Exhibit 99.1

SEALY REPORTS SECOND QUARTER RESULTS

HIGH POINT, North Carolina (July 16, 2003) – Sealy Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal second quarter ending June 1, 2003.

For the quarter, Sealy reported net sales of $269.8 million, a decrease of 10% from $299.8 million for the same period a year ago. Net loss was $1.0 million, compared with an $8.4 million loss a year earlier. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $21.2 million, compared with $9.5 million a year earlier. The second quarter 2003 net loss and EBITDA amounts include a $2.5 million write off of non cash costs resulting from our $50 million bond offering which was completed during the second quarter.

For the six months ended June 1, 2003, Sealy reported net sales of $558.1 million, a 5.7% decrease from $591.5 million for the same period a year ago. Net income was $8.1 million, compared with $0.1 million a year ago. Year-to-date EBITDA was $59.4 million compared with $48.5 million a year earlier.

Reported net sales reflect Sealy’s adoption of Financial Accounting Standards Board Emerging Issues Task Force (EITF) 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product.” Under EITF 01-09, cash consideration is a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. Historically, Sealy classified costs such as volume rebates and promotional money as marketing and selling expenses. These costs are now classified as a reduction of revenue. This had the effect of reducing net sales and selling, general and administrative (SG&A) expenses each by $10.9 million and $22.5 million for the three and six months ended June 1, 2003, and $13.5 million and $22.7 million for the three and six months ended June 2, 2002. These changes did not affect the Company’s financial position or results of operations.

“Sales in the second quarter were down as expected due to the restructuring of our former affiliates, continued weak economic conditions, and strong second quarter floor sample shipments in 2002” said David J. McIlquham, Sealy’s president and chief executive officer. “During the second quarter we were able to make progress on some of our key initiatives, including the introduction of our innovative new Sealy Posturepedic product line at the April High Point Furniture Market.”

On June 16, 2003, the Company began shipping its new Sealy Posturepedic line, which represents Sealy’s first branded offering with a one-sided design. The new design features an industry-first UniCased ™ Construction that optimizes the performance of the Posturepedic innerspring by creating a stable feel and providing uniform comfort across the entire mattress. “The new Sealy Posturepedic was developed after extensive product development and consumer research. We have received positive response to the product introduction and we are extremely excited about this great new line,” said McIlquham. “The UniCased Construction, exclusive to Sealy, resembles the unibody construction found in most automobiles today. Sealy has thermo-bonded our internal edge support and base to create a stable, integrated unit around the entire innerspring. The end result is a new design that creates the most comfortable bed available. You can see and feel the difference as soon as you lie down on it.”

In addition, last quarter Sealy completed the restructuring of its affiliate investments by selling all its interest in Mattress Discounters. “The transaction was completed for approximately $13.6 million, which represented a slight gain” said McIlquham.

Sealy is the largest bedding manufacturer in the world with net sales of $1.2 billion in 2002. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy employs more than 6,000 individuals, has 30 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Tuesday, July 22, 2003 at 11 am EST. The dial-in number is: 888-423-3280 (Domestic), 612-332-0345 (International).

Selected Consolidated Unaudited Financial Data

(Dollars in thousands)

	For the quarter ended June 1, 2003	For the quarter ended June 2, 2002
INCOME STATEMENT DATA:
Net Sales	$269,776	$299,755
Gross Profit	$107,826	$129,493
Net Loss	$(1,018)	$(8,392)
OTHER DATA:
EBITDA[1]	$21,227	$9,498
Capital Expenditures, net	$3,593	$4,270

[1]	For a description of the components of EBITDA, see the table included later in this release.

Selected Consolidated Unaudited Financial Data

(Dollars in thousands)

	For the six months ended June 1, 2003	For the six months ended June 2, 2002
INCOME STATEMENT DATA:
Net Sales	$558,087	$591,528
Gross Profit	$230,782	$256,256
Net Income	$8,075	$54
OTHER DATA:
EBITDA[1]	$59,423	$48,530
Capital Expenditures, Net	$5,909	$7,714

[1]	For a description of the components of EBITDA, see the table included later in this release

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 1, 2003	December 1, 2002*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,242	$27,443
Accounts receivable—Non-affiliates, net	179,414	164,742
Accounts receivable—Affiliates, net	4,268	3,753
Inventories	55,887	53,387
Prepaid expenses, deferred taxes and other current assets	47,777	42,698

	322,588	292,023
Property, plant and equipment—at cost	294,064	280,626
Less: accumulated depreciation	(118,265)	(106,701)

	175,799	173,925
Other assets:
Goodwill	381,813	374,946
Other intangibles, net	5,182	5,078
Long-term notes receivable	12,022	12,022
Investments in and advances to affiliates		12,950
Debt issuance costs, net, and other assets	32,327	34,004

	431,344	439,000

	$929,731	$904,948

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Current portion of long-term obligations	$5,412	$33,338
Accounts payable	78,504	69,090
Accrued interest	23,124	14,263
Accrued incentives and advertising	37,318	41,530
Accrued compensation	17,020	24,482
Other accrued expenses	43,039	43,497

	204,417	226,200
Long-term obligations, net	745,296	719,896
Other noncurrent liabilities	47,604	46,805
Deferred income taxes	22,650	27,787
Stockholders’ (deficit) equity:
Common stock	323	321
Additional paid-in capital	146,225	146,140
Accumulated deficit	(211,691)	(219,766)
Accumulated other comprehensive loss	(12,029)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(90,236)	(115,740)

	$929,731	$904,948

*	Condensed from audited financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended
	June 1, 2003	June 2, 2002
Net sales—Non-affiliates	$261,619	$260,134
Net sales—Affiliates	8,157	39,621

Total net sales	269,776	299,755
Cost of goods sold—Non-affiliates	157,069	147,148
Cost of goods sold—Affiliates	4,881	23,114

Total cost of goods sold	161,950	170,262

Gross profit	107,826	129,493
Selling, general and administrative	92,716	119,671
Stock based compensation	450	654
Business closure charge	—	5,802
Amortization of intangibles	273	95
Royalty income, net	(2,848)	(3,111)

Income from operations	17,235	6,382
Interest expense	16,875	18,236
Other expense, net	1,797	2,370

Loss before income tax benefit	(1,437)	(14,224)
Income tax benefit	(419)	(5,832)

Net loss	$(1,018)	$(8,392)

.

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Six Months Ended
	June 1, 2003	June 2, 2002
Net sales—Non-affiliates	$539,022	$513,318
Net sales—Affiliates	19,065	78,210

Total net sales	558,087	591,528
Cost of goods sold—Non-affiliates	316,021	292,984
Cost of goods sold—Affiliates	11,284	42,288

Total cost of goods sold	327,305	335,272

Gross profit	230,782	256,256
Selling, general and administrative	185,373	213,357
Stock based compensation	990	1,228
Business closure charge	—	5,802
Amortization of intangibles	533	268
Royalty income, net	(5,561)	(5,598)

Income from operations	49,447	41,199
Interest expense	33,952	37,492
Other expense, net	1,501	3,586

Income before income tax expense	13,994	121
Income tax expense	5,919	67

Net income	$8,075	$54

SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 1, 2003	June 2, 2002
Net cash provided by operating activities	$9,161	$48,869

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,909)	(7,714)
Cash received from (paid on) affiliate note and investment	13,611	(12,500)
Purchase of business, net of cash acquired	—	(1,390)

Net cash provided by (used in) investing activities	7,702	(21,604)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)
Proceeds from issuance of long-term obligations	51,500	—
Prepayment of Tranche debt	(49,000)	—
Repayments of long-term obligations, net	(8,171)	(1,383)
Equity issuances	87	428
Purchase of interest rate cap agreement	—	(625)
Debt issuance costs	(3,480)	—

Net cash used in financing activities	(9,064)	(2,381)
Change in cash and cash equivalents	7,799	24,884
Cash and cash equivalents:
Beginning of period	27,443	12,010

End of period	$35,242	$36,894

The following table sets forth a reconciliation of net income to EBITDA for the quarters ended June 1, 2003 and June 2, 2002. EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item and cumulative effect of change in accounting principle. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

EBITDA:	For the Quarter Ended June 1, 2003	For the Quarter Ended June 2, 2002
Net income	$(1,018)	$(8,392)
Interest	16,875	18,236
Depreciation	5,516	5,391
Amortization	273	95
Income taxes	(419)	(5,832)

EBITDA	$21,227	$9,498

The following table sets forth a reconciliation of net income to EBITDA for the six months ended June 1, 2003 and June 2, 2002. EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item and cumulative effect of change in accounting principle. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

EBITDA:	For the Six Months Ended June 1, 2003	For the Six Months Ended June 2, 2002
Net income	$8,075	$54
Interest	33,952	37,492
Depreciation	10,924	10,649
Amortization	553	268
Income taxes	5,919	67

EBITDA	$59,423	$48,530